Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:     G-III Apparel Group, Ltd.

Contact: Investor Relations

James Palczynski

(203) 682-8229

Neal S. Nackman, Chief Financial Officer

G-III Apparel Group, Ltd.

(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER

FISCAL 2013 RESULTS

– Net Sales Increase 6.6% to $543.5 Million –

– Exceeds Guidance with Third Quarter Non-GAAP Net Income Per Share of $2.43 –

– Reports Net Income Per Diluted Share of $2.37, an Increase of 9.7% versus Prior Year –

– Increases Full Year Fiscal 2013 Non-GAAP Net Income Guidance by $0.08 to Between $2.82 and $2.92 –

New York, New York – December 5, 2012 – G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2013 that ended October 31, 2012.

For the third quarter ended October 31, 2012, G-III reported that net sales increased by 6.6% to $543.5 million from $510.0 million in the year-ago period.

The Company’s net income for the third quarter was $48.3 million, or $2.37 per diluted share, compared to net income of $43.6 million, or $2.16 per diluted share, in the prior year’s comparable period. On an adjusted basis, excluding expenses associated with the Company’s acquisition of Vilebrequin, Non-GAAP net income per diluted share for the third quarter was $2.43. A reconciliation of GAAP net income per share to Non-GAAP net income per share is presented in a table accompanying the condensed financial statements included in this release.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are very pleased to have reported a strong quarter. Even though the hurricane in New York caused an interruption of shipping during our peak days this quarter, we were still able to exceed our earnings targets as a result of realizing higher gross margins. We remain confident in our ability to achieve our forecasts for the year.”

Mr. Goldfarb continued, “We are growing through improved penetration and door expansion. We are also excited to continue to reinforce our growth through acquisitions. Vilebrequin is an exceptional global status resort brand that we expect to grow beyond its leadership position in the status men’s swim and resort market into a true lifestyle brand.”

Mr. Goldfarb concluded, “We have the operating platform, financial capability, strategic relationships and vision to continue to build and diversify our company and the brands with which we are entrusted. In the process, we expect to generate superior returns for our shareholders. We believe we are positioned well for the short-term and are focused on delivering strong results for this fiscal year and years to come. We are executing our strategy for long-term development that is designed to deliver long-term growth in shareholder value, continued diversification and increased profitability.”

Outlook

The Company today revised its prior guidance for the full fiscal 2013 year ending January 31, 2013. The Company is now forecasting net sales of approximately $1.39 billion compared to its previous guidance of $1.41 billion and net income between $55.5 million and $57.6 million, or between $2.71 and $2.81 per diluted share, compared to its previous guidance of net income between $55.2 million and $57.2 million, or between $2.68 and $2.78 per diluted share. The forecasted net income and net income per share for the full fiscal year reflect the expenses and integration costs of the Vilebrequin acquisition incurred through October 31, 2012, but do not reflect any additional expenses or integration costs related to this acquisition that may be incurred in the fourth quarter of the fiscal year.

The Company also revised its forecasted Non-GAAP net income per diluted share for the full fiscal year to $2.82 to $2.92 compared to its previous guidance of between $2.74 and $2.84.

The Company is now projecting adjusted EBITDA for fiscal 2013 to increase approximately 20% to 24% to between approximately $110.8 million and $114.2 million compared to $92.4 million in fiscal 2012 and an increase from its previous guidance of adjusted EBITDA of between approximately $108.2 million and $111.5 million.

The forecasted Non-GAAP net income per share and forecasted adjusted EBITDA for the full fiscal year reflect adjustments that exclude the expenses and integration costs of the Vilebrequin acquisition incurred through October 31, 2012.

Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. Reconciliations of forecasted GAAP net income per share to forecasted non-GAAP net income per share and of GAAP net income to adjusted EBITDA are included in tables accompanying the condensed financial statements in this release.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, beachwear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells swimwear, accessories and resort wear under our own Vilebrequin brand. G-III also sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Kensie, Mac & Jac, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates retail stores under the Wilsons Leather, Vilebrequin, Calvin Klein Performance and Andrew Marc names.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2012	2011	2012	2011

Net sales	$543,513	$510,009	$1,024,441	$936,855
Cost of sales	353,306	347,734	690,702	649,554

Gross profit	190,207	162,275	333,739	287,301
Selling general and administrative expenses	106,287	86,958	242,355	204,708
Depreciation and amortization	2,811	1,875	6,964	5,251

Operating profit	81,109	73,442	84,420	77,342
Equity loss in joint venture	273	337	706	812
Interest and financing charges, net	3,073	2,297	5,211	4,009

Income before taxes	77,763	70,808	78,503	72,521
Income tax expense	29,550	27,253	29,831	27,921

Net income	48,213	43,555	48,672	44,600
Add: Loss attributable to noncontrolling interest	78	—	133	—

Income attributable to G-III	$48,291	$43,555	$48,805	$44,600

Net income per common share:
Basic	$2.41	$2.19	$2.44	$2.25

Diluted	$2.37	$2.16	$2.40	$2.21

Weighted average shares outstanding:
Basic	20,053	19,845	19,971	19,804
Diluted	20,401	20,172	20,309	20,209

Selected Balance Sheet Data (in thousands):	At October 31,
	2012	2011
Cash	$39,646	$16,083
Working Capital	274,171	280,373
Inventory	307,477	273,161
Total Assets	934,881	760,979
Short-term Revolving Debt	265,092	245,058
Long-term Debt	18,633	—
Total Stockholders’ Equity	419,000	351,922

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF ACTUAL AND FORECASTED GAAP NET INCOME PER SHARE TO ACTUAL AND FORECASTED NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011

GAAP diluted net income per common share	$2.37	$2.16	$2.40	$2.21
Excluded from Non-GAAP:
Expenses associated with Vilebrequin acquisition, net of taxes	0.06	—	0.11	—

Non-GAAP diluted net income per common share	$2.43	$2.16	$2.51	$2.21

	Forecasted Twelve Months Ending January 31, 2013	Actual Twelve Months Ended January 31, 2012

GAAP diluted net income per common share	$2.71 - $2.81	$2.46
Excluded from Non-GAAP:
Expenses associated with Vilebrequin acquisition, net of taxes	0.11	—

Non-GAAP diluted net income per common share	$2.82 - $2.92	$2.46

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes the expenses and integration costs associated with the acquisition of Vilebrequin. The non-GAAP information in the tables above reflects an adjustment for expenses and integration costs associated with the Vilebrequin acquisition that were incurred through October 31, 2012, but does not reflect expenses and integration costs that may be incurred in the fourth quarter of the fiscal year. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding discrete expenses and integration costs associated with the acquisition of Vilebrequin that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2013	Actual Twelve Months Ended January 31, 2012

Net income	$55,500 - $57,600	$49,620
Expenses associated with Vilebrequin acquisition	3,700	—
Depreciation and amortization	10,100	7,473
Interest and financing charges, net	7,500	5,713
Income tax expense	34,000 - 35,300	29,620

Adjusted EBITDA, as defined	$110,800 - $114,200	$92,426

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes expenses and integration costs related to the acquisition of Vilebrequin. The non-GAAP information in the table above reflects an adjustment for expenses and integration costs associated with the Vilebrequin acquisition that were incurred through October 31, 2012, but does not reflect expenses and integration costs that may be incurred in the fourth quarter of the fiscal year. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.